Exhibit 99.1

Genasys Inc. Reports Fiscal Third Quarter 2026 Results

SAN DIEGO, CA – August 13, 2026 – Genasys Inc. (NASDAQ: GNSS), the global leader in Protective Communications®, today announced full financial results for the Company’s fiscal 2026 third quarter ended June 30, 2026.

Fiscal Q3 2026 Financial Summary

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Revenue of $7.3 million, versus $9.9 million in the fiscal 2025 third quarter
•
Gross margin of 57.1%, versus 26.3% in the fiscal 2025 third quarter
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GAAP operating loss of ($4.0) million, versus a GAAP operating loss of ($5.9) million in the fiscal 2025 third quarter
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Adjusted EBITDA of ($3.1) million, versus ($4.8) million in the fiscal 2025 third quarter
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GAAP net loss of ($4.7) million, versus ($6.5) million in the fiscal 2025 third quarter
•
GAAP net loss per share ($0.10) basic and diluted, versus ($0.14) in the fiscal 2025 third quarter

Recent Business Highlights and Developments

•
Extended the maturity of the $15.2 million term loan to July 13, 2027 under a Third Amendment, replacing quarterly interest payments and a single balloon payment at maturity with $1.0 million monthly amortization beginning October 1, 2026, providing working capital flexibility to execute against backlog.
•
Received a $3.0 million follow-on Acoustics order from the U.S. Army for 360XT mobile mass notification systems deploying to overseas Forward Operating Sites.
•
Secured $4.4 million in follow-on orders for remotely operated LRAD® 950NXT systems from one of the nation's largest utilities, underscoring further demand emerging from dams, nuclear facilities, and data centers.
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Won a large, multi-year Genasys Protect® contract with Ada County, Idaho, home to more than 550,000 residents and over 3 million annual visitors.

Management Commentary and Outlook

“Fiscal third quarter results reflect timing rather than demand," said Richard Danforth, Genasys' Chief Executive Officer. "Supply chain constraints delayed Common Remotely Operated Weapon Station (CROWS) II Technical Refresh program deliveries, and work on the Puerto Rico Dams Early Warning System project was paced pending receipt of customer payments. The Company has now begun receiving those payments. Our people and equipment are on the island, the CROWS constraint has been resolved, and the underlying fundamentals of the business remain strong.

“Despite these headwinds, we took meaningful steps over the past few months to better position the Company. We closed a Third Amendment to our Term Loan Agreement, extending the maturity to July 2027 and replacing a single balloon payment with monthly amortization that better aligns our obligations with the timing of customer collections. We made targeted adjustments to headcount and operating expenses, streamlining our organization to improve our operating leverage as revenue scales. These actions position us to capitalize on the demand we see across the business.

“Our Protect software platform now reaches 15% of the U.S. population and 20% of the country by area, making it the nation's leading zone-based emergency alerting and evacuation management platform, while hardware demand continues to build with key wins across critical infrastructure and international customers. This is reflected in a backlog of more than $69 million heading into the fiscal fourth quarter.

“With the CROWS constraints resolved, Puerto Rico payment backlog having been reduced, and demand building across both hardware and software, we expect to deliver a strong fourth quarter. We remain on track to complete our planned scope this fiscal year and continue to expect a record year of revenue and profitability.”

Fiscal Q3 2026 Financial Results

Fiscal third quarter revenue was $7.3 million, compared to $9.9 million in the prior year’s quarter.

Gross profit margin was 57.1%, compared to 26.3% in third quarter of fiscal 2025. The increase in gross profit margin was primarily driven by the higher mix of software revenue in the quarter.

Operating expenses decreased 3.8% to $8.2 million from $8.5 million in the prior year period. Selling, general and administrative expenses decreased 4.6% to $6.1 million. Research and development expenses decreased 1.2% year-over-year to $2.1 million.

GAAP net loss in the quarter was ($4.7) million, or ($0.10) per share, basic and diluted, compared with a GAAP net loss of ($6.5) million, or ($0.14) per share, in the third quarter of fiscal 2025. The improvement in GAAP net loss was primarily driven by the increase in gross margins and was partially offset by the decrease in revenue.

Adjusted EBITDA was ($3.1) million for the third quarter of fiscal 2026, compared with ($4.8) million for the prior fiscal year period.

Cash, cash equivalents, and marketable securities totaled $3.1 million as of June 30, 2026, compared to $8.0 million at September 30, 2025.

We include in this press release adjusted EBITDA, which is a non-GAAP financial measure and which we believe provides helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, share-based compensation, fair value measurements of our term loans and warrants, other non-recurring expense, and other items that we do not consider indicative of our core operating performance. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis. However, since adjusted EBITDA is a non-GAAP financial measure, it is not necessarily comparable with adjusted EBITDA used by other companies. Adjusted EBITDA has limitations and should not be considered in isolation or a substitute for performance measures calculated under GAAP, including net income (loss).

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the fiscal third quarter 2026 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (800) 715-9871, or international at +1 (646) 307-1963. A webcast will also be available at the following link: https://app.webinar.net/Yer0OY4owvP

A replay of the webcast will be available approximately four hours after the presentation on the Events page of the Company’s website.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications®, providing the most comprehensive portfolio of preparedness, response, and analytics software and hardware solutions available. The Company’s Long Range Acoustic Device® (LRAD®) and Protect Platform, which includes Genasys Protect® and Genasys Evertel®, are designed around one premise: ensuring organizations and public safety agencies are Ready when it matters®. Protecting people and saving lives for over 40 years, Genasys covers more than 155 million people in all 50 states and in over 100 countries worldwide.For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities

Litigation Reform Act of 1995. They include without limitation expectations regarding the impact of the Third Amendment, including increased working capital flexibility and backlog execution; expected receipt of payments under our Puerto Rico EWS project; expected completion of the CROWS II order; growing demand for our products; expectations regarding improved operating leverage, revenue and profitability; and expectations with respect to the fiscal year ending September 30, 2026. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation risks relating to continuous delays in receiving payment under, regulatory uncertainties surrounding, or disruptions in governmental support or funding of, the Puerto Rico project, our reliance on a limited number of customers, the likely need for additional capital, actual or perceived failures or breaches of our information and security systems, effects of continued geopolitical unrest and regional conflicts, including the conflict in Iran and its effect on global oil prices, continued funding of government spending, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, competition, changes in technology and methods of marketing, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, market acceptance of the Company’s products, shortages in components or price increases that cannot be passed on to customers, inability to fully realize the expected benefits from acquisitions and restructurings or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, difficulties in retaining key employees and customers, changes in the market for microcap stocks regardless of growth and value and various other factors beyond our control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2025. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Contact

Scott Liolios and Clay Liolios
Gateway Group, Inc.
949-574-3860
GNSS@gateway-grp.com

Genasys Inc.

Consolidated Balance Sheet

(Unaudited - in thousands)

	June 30, 2026	September 30, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,068	$7,969
Short-term marketable securities	—	70
Accounts receivable, net	8,878	7,596
Contract assets	3,875	6,117
Inventories, net	11,493	8,805
Prepaid expenses and other	9,027	8,742
Total current assets	36,341	39,299
Long-term restricted cash	585	585
Property and equipment, net	839	1,125
Goodwill	13,380	13,450
Intangible assets, net	4,438	6,147
Operating lease right of use assets, net	1,791	2,419
Other assets	878	844
Total assets	$58,252	$63,869

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$8,676	$8,181
Customer deposit	16,366	19,669
Accrued liabilities	9,765	7,451
Operating lease liabilities, current portion	1,181	1,125
Short-term debt payable	4,094	—
Notes payable, at fair value	7,500	18,010
Total current liabilities	47,582	54,436

Notes payable, at fair value	7,590	—
Warrant liability	1,760	3,570
Long-term deferred revenue	1,319	1,478
Operating lease liabilities, noncurrent	1,321	2,218
Total liabilities	59,572	61,702

Total stockholders' (deficit) equity	(1,320)	2,167
Total liabilities and stockholders' (deficit) equity	$58,252	$63,869

Genasys Inc.

Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$7,295	$9,857	$39,865	$23,729
Cost of revenues	3,130	7,260	17,698	15,344
Gross profit	4,165	2,597	22,167	8,385
	57.1%	26.3%	55.6%	35.3%
Operating expenses
Selling, general and administrative	6,127	6,422	18,973	19,904
Research and development	2,074	2,100	6,300	6,602
Total operating expenses	8,201	8,522	25,273	26,506

Loss from operations	(4,036)	(5,925)	(3,106)	(18,121)
Other (expenses) income, net	(582)	(554)	(1,336)	1,496
Loss before income taxes	(4,618)	(6,479)	(4,442)	(16,625)
Income tax expense	59	8	329	79
Net loss	$(4,677)	$(6,487)	$(4,771)	$(16,704)

Net loss per common share - basic and diluted	$(0.10)	$(0.14)	$(0.11)	$(0.37)
Weighted average common shares outstanding - basic and diluted	45,527	45,155	45,331	45,023

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(4,677)	$(6,487)	$(4,771)	$(16,704)
Other expenses (income), net	582	554	1,336	(1,496)
Income tax expense	59	8	329	79
Depreciation and amortization	664	685	2,035	2,114
Share based compensation	269	459	1,239	1,264
Adjusted EBITDA	$(3,103)	$(4,781)	$168	$(14,743)